Exhibit 23.5

CONSENT OF BANCO SANTANDER (BRASIL) S.A.

We hereby consent (1) to the inclusion of an English-language translation of our valuation report, dated February 21, 2014, on the shares of PT Portugal, SGPS, S.A. that Oi S.A. will acquire in its proposed capital increase (the “Valuation Report”), that has been delivered to the Board of Directors of Oi S.A. as an exhibit to the Registration Statement on Form F-3 of Oi S.A. (the “Company”) filed with the U.S. Securities and Exchange Commission (the “Registration Statement”), and (2) to the references to our firm and the Valuation Report in the Registration Statement and the supplemental prospectus relating to the Oi’s proposed capital increase that has been made a part thereof. In giving such consent, we do not admit and we hereby disclaim that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Act”), or the rules and regulations of the U.S. Securities and Exchange Commission thereunder (the “Regulations”), nor do we admit that we are experts with respect to any part of such Registration Statement and the prospectus supplement included therein within the meaning of the term “experts” as used in the Act or the Regulations.

São Paulo, Brazil, April 2, 2014.

Banco Santander (Brasil) S.A.

By:	/s/ Luis Enrique Devis Mosquera	By:	/s/ Ricardo Henrique Tardelli Belliss
Name:	Luis Enrique Devis Mosquera	Name:	Ricardo Henrique Tardelli Belliss
Title:	Attorney-in-fact	Title:	Attorney-in-fact